Exhibit 23.2

CONSENT OF IDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

KeyOn Communications Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (File No. 333-170222) on Form S-8 of KeyOn Communications Holdings, Inc. and Subsidiaries (the Company) to the use of our report presented herein dated April 9, 2010, with respect to the consolidated balance sheet of the Company as of December 31, 2009 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

March 30, 2011